Exhibit 99.2

Consent of FMV Opinions, Inc.

The Board of Directors
Mossimo, Inc.

We consent to the use of our fairness opinion dated April 26, 2006 included in this proxy statement/prospectus, and to the references to our firm therein.

/s/ FMV Opinions, Inc.
Irvine, CA
June 29, 2006